Exhibit 2

Joint Filing Agreement

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, each of the persons named below agrees to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to Class A Units of NGA HoldCo, LLC, a Nevada limited liability company, and further agrees that this Joint Filing Agreement be included as an exhibit to such filing, provided that, as contemplated by Section 13d-1(k)(1)(ii), no person shall be responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate. This Joint Filing Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

Dated: February 13, 2008	NGA VoteCo LLC

	By:	/s/ Thomas Reeg
	Name:	Thomas Reeg
	Title:	Operating Manager

/s/ Thomas R. Reeg
Thomas R. Reeg

/s/ Timothy T. Janszen
Timothy T. Janszen

/s/ Ryan Langdon
Ryan Langdon

/s/ Roger A. May
Roger A. May